Exhibit 99

News

Contact:	L-3 Communications Holdings, Inc.
	Corporate Communications	For Immediate Release
212-697-1111
L-3 Announces Third Quarter 2009 Results
•	Diluted earnings per share of $2.12
•	Net sales increased 5% to $3.8 billion
•	Net cash from operating activities of $450 million
•	Updates financial guidance for 2009
•	Provides initial financial guidance for 2010
NEW YORK, October 27, 2009 — L-3 Communications Holdings, Inc. (NYSE: LLL) today reported diluted earnings per share (diluted EPS) of $2.12 for the quarter ended Sept. 25, 2009 (2009 third quarter), compared to $1.70(1) for the quarter ended Sept. 26, 2008 (2008 third quarter). The 2009 third quarter included a tax benefit of $0.22 for a net reversal of amounts previously accrued related to tax years for which the statute of limitations has expired. Net sales increased 5% to $3.8 billion compared to $3.7 billion for the 2008 third quarter.
On October 2, 2009, the company successfully completed a $1 billion offering of 5.20% senior notes, its first investment grade rated bond issue. A portion of the net proceeds from the offering were used to repay the company’s outstanding $650 million term loan and the remaining net proceeds, together with cash on hand, will be used to redeem the company’s outstanding $750 million 7 5/8% senior subordinated notes on November 2, 2009. On October 23, 2009, the company also replaced its $1 billion senior revolving credit facility, which was due to expire on March 9, 2010, with a new $1 billion three-year senior revolving credit facility that expires on October 23, 2012.
“L-3 had a good third quarter, led by our C3ISR businesses,” said Michael T. Strianese, chairman, president and chief executive officer. “We delivered solid operating results, earnings per share and cash flow and continued to deploy the company’s cash flow to increase shareholder value by repurchasing $95 million of our common stock during the quarter and $396 million since the beginning of the year. In addition, our successful debt refinancings improve L-3’s debt maturity profile and leverage metrics and also reduce L-3’s cost of capital.”
Mr. Strianese continued, “Looking ahead, we are well positioned for shifting customer priorities and slowing U.S. Department of Defense budgets. Our focus will continue to be strong program performance, rapidly delivering innovation and value to our customers, and disciplined capital allocation.”

(1)	During the quarter ended March 27, 2009, the company adopted six new accounting standards, three of which required retrospective application of their provisions. These standards and their retrospective application are more fully described in Tables E and F (Unaudited Supplemental Financial Data) attached to this earnings release.

L-3 Announces Results for the 2009 Third Quarter	Page 2
Consolidated Results

	Third Quarter Ended				Year-to-Date Ended
	Sept. 25,	Sept. 26,	Increase/		Sept. 25,	Sept. 26,	Increase/
($ in millions, except per share data)	2009	2008	(decrease)		2009	2008	(decrease)

Net sales	$3,842	$3,662	$180		$11,407	$10,890	$517

Operating income	$418	$400	$18		$1,211	$1,269	$(58)
Litigation Gain	—	—	—		—	(126)	126

Segment operating income	$418	$400	$18		$1,211	$1,143	$68

Net interest expense and other income	65	65	—		191	192	(1)

Effective income tax rate	28.3%	36.7%	(840	) bpts	33.2%	36.7%	(350	) bpts

Net income attributable to L-3	$250	$210	$40		$674	$674	$—

Diluted earnings per share	$2.12	$1.70	$0.42		$5.68	$5.42	$0.26
Third Quarter Results of Operations: For the 2009 third quarter, consolidated net sales increased 5% compared to the 2008 third quarter driven primarily by growth in the Command, Control, Communications, Intelligence, Surveillance and Reconnaissance (C3ISR) and Aircraft Modernization and Maintenance (AM&M) reportable segments. These sales increases were partially offset by a decrease in the Government Services reportable segment. The increase in consolidated net sales from acquired businesses net of divestitures(2) was $28 million, or 0.8%.
The 2009 third quarter operating income increased by 5% compared to the 2008 third quarter. Operating income as a percentage of sales (operating margin) remained the same at 10.9% compared to the 2008 third quarter. Higher margins primarily for C3ISR and certain Specialized Products businesses were offset by higher pension expense in the 2009 third quarter compared to the 2008 third quarter. The increase in pension expense reduced operating income by $21 million ($13 million after income taxes, or $0.11 per diluted share) and reduced operating margin by 50 basis points. The pension expense increase is primarily due to the actuarial loss that we experienced in 2008 as a result of the decline in the fair value of our pension plan assets, which is amortized as a component of pension expense. See segment results below for additional discussion of segment operating margin results.
Net interest expense and other income remained the same compared to the same period last year primarily due to lower interest expense on our term loans, which are based on variable interest rates, offset by lower interest income on cash investments.
The effective tax rate for the 2009 third quarter decreased by 840 basis points compared to the same quarter last year. The decrease is primarily due to a tax benefit of $26 million, or $0.22 per diluted share, for a net reversal during the 2009 third quarter of amounts previously accrued related to tax years for which the statute of limitations has expired.
In the 2009 third quarter as compared to the 2008 third quarter, net income attributable to L-3 increased by $40 million, or 19% and diluted EPS increased by $0.42, or 25%. Diluted weighted average common shares outstanding for the 2009 third quarter compared to the 2008 third quarter declined by 4% due primarily to share repurchases of L-3 common stock made during the past year.
Year-to-Date Results of Operations: For the year-to-date period ended Sept. 25, 2009 (2009 year-to-date period), consolidated net sales increased 5% compared to the year-to-date period ended Sept. 26, 2008 (2008 year-to-date period) driven primarily by growth in the C3ISR, AM&M and Specialized Products reportable segments. These sales increases were partially offset by a decrease in the Government Services reportable segment driven primarily by lower linguist services (discussed below under the Government Services reportable segment). The increase in consolidated net sales from acquired businesses net of divestitures was $145 million, or 1%.

(2)	Sales from acquired businesses net of divestitures are comprised of (i) sales from business and product line acquisitions that are included in L-3’s actual results for less than 12 months, less (ii) sales from business and product line divestitures that are included in L-3’s actual results for the 12 months prior to the divestitures.

L-3 Announces Results for the 2009 Third Quarter	Page 3
The 2008 year-to-date period results were impacted by three items that, in the aggregate, increased operating income for that period by $110 million and reduced interest expense by $7 million (net $71 million after income taxes, or $0.57 per diluted share). These three items are collectively referred to as the Q2 2008 Items and are comprised of:
•	A gain of $133 million ($81 million after income taxes, or $0.65 per diluted share) for the reversal of a $126 million liability as a result of a June 27, 2008 decision by the U.S. Court of Appeals which vacated an adverse 2006 jury verdict and $7 million of related accrued interest (the “Litigation Gain”),
•	A gain of $12 million ($7 million after income taxes, or $0.06 per diluted share) from the sale of a product line (the “Product Line Divestiture Gain”), and
•	A non-cash impairment charge of $28 million ($17 million after income taxes, or $0.14 per diluted share) relating to a write-down of capitalized software development costs for a general aviation product (the “Impairment Charge”).
The 2009 year-to-date period operating income decreased by 5% compared to the 2008 year-to-date period. Operating income for the 2009 year-to-date period as compared to the 2008 year-to-date period decreased by $110 million as a result of the Q2 2008 Items and by $56 million ($34 million after income taxes, or $0.29 per diluted share) because of higher pension expense.
The 2009 year-to-date period operating margin decreased by 110 basis points to 10.6% compared to 11.7% for the 2008 year-to-date period. Excluding the Q2 2008 Items, the 2008 year-to-date period operating margin was 10.6%. Higher margins primarily for C3ISR and certain Specialized Products businesses were offset by an increase in pension expense, which reduced operating margin by 50 basis points during the 2009 year-to-date period compared to the 2008 year-to-date period. See segment results below for additional discussion of segment operating margin results.
Net interest expense and other income decreased compared to the same period last year driven by lower interest expense on our term loans partially offset by $7 million of accrued interest reversed during the 2008 year-to-date period in connection with the Litigation Gain and lower interest income on cash investments.
The effective tax rate for the 2009 year-to-date period decreased by 350 basis points compared to the same period last year. Excluding the Q2 2008 Items, the effective tax rate for the 2009 year-to-date period would have decreased by 320 basis points. The decrease is primarily due to a tax benefit of $26 million, or $0.22 per diluted share, for a net reversal during the 2009 third quarter of amounts previously accrued related to tax years for which the statue of limitations has expired.
Net income attributable to L-3 was $674 million for the 2009 year-to-date period and the 2008 year-to-date period. Diluted EPS increased by $0.26, or 5% . Diluted weighted average common shares outstanding for the 2009 year-to-date period compared to the 2008 year-to-date period declined by 5% primarily due to share repurchases of L-3 common stock made during the past year.
Orders: Funded orders for the 2009 third quarter decreased 15% to $3.4 billion compared to $4.0 billion from the 2008 third quarter and decreased 14% to $10.5 billion for the 2009 year-to-date period from $12.2 billion for the 2008 year-to-date period. Funded backlog decreased 6% to $10.8 billion compared to $11.6 billion at Dec. 31, 2008.
Cash flow: Net cash from operating activities was $978 million for the 2009 year-to-date period, compared to $1,031 million for the 2008 year-to-date period. Capital expenditures, net of dispositions of property, plant and equipment, was $125 million for the 2009 year-to-date period, compared to $134 million for the 2008 year-to-date period.

L-3 Announces Results for the 2009 Third Quarter	Page 4
Segment Results
C3ISR

	Third Quarter Ended				Year-to-Date Ended
	Sept. 25,	Sept. 26,			Sept. 25,	Sept. 26,
($ in millions)	2009	2008	Increase		2009	2008	Increase
Net sales	$752.9	$621.0	$131.9		$2,224.4	$1,790.0	$434.4
Operating income	78.1	55.8	22.3		251.4	184.7	66.7
Operating margin	10.4%	9.0%	140	bpts	11.3%	10.3%	100	bpts
Third Quarter: C3ISR net sales for the 2009 third quarter increased by 21% compared to the 2008 third quarter primarily due to increased demand and new business from the U.S. Department of Defense (DoD) for airborne ISR and networked communication systems for manned and unmanned platforms.
C3ISR operating income for the 2009 third quarter increased by 40% compared to the 2008 third quarter. Operating margin increased by 140 basis points. Higher sales volume, improved contract performance and a more favorable sales mix for airborne ISR and networked communication systems increased operating margin by 260 basis points. These increases were partially offset by an increase in pension expense of $9 million, which reduced operating margin by 120 basis points.
Year-to-Date: C3ISR net sales for the 2009 year-to-date period increased by 24% compared to the 2008 year-to-date period due to increased demand and new business from the DoD for airborne ISR and networked communication systems for manned and unmanned platforms.
C3ISR operating income for the 2009 year-to-date period increased 36% compared to the 2008 year-to-date period. Operating margin increased by 100 basis points. Higher sales volume, improved contract performance and a more favorable sales mix for airborne ISR and networked communication systems increased operating margin by 210 basis points. These increases were partially offset by an increase in pension expense of $24 million, which reduced operating margin by 110 basis points.
Government Services

	Third Quarter Ended				Year-to-Date Ended
	Sept. 25,	Sept. 26,	Increase/		Sept. 25,	Sept. 26,
($ in millions)	2009	2008	(decrease)		2009	2008	Decrease
Net sales	$1,010.6	$1,042.4	$(31.8)		$3,084.5	$3,249.4	$(164.9)
Operating income	102.8	100.1	2.7		294.6	322.2	(27.6)
Operating margin	10.2%	9.6%	60	bpts	9.6%	9.9%	(30	)bpts
Third Quarter: Government Services net sales for the 2009 third quarter decreased by 3% compared to the 2008 third quarter. Sales declined due to: (1) reduced subcontractor pass-through sales volume of $35 million related to task orders for U.S. Army systems and software engineering and sustainment (SSES) services stemming from task order renewals migrating to a different contract vehicle where L-3 is not a prime contractor, (2) lower Iraq-related linguist services of $19 million, and (3) lower volume for intelligence support for the U.S. Army and U.S. Government agencies. These decreases were partially offset by increases in information technology (IT) support services primarily for the U.S. Special Operations Command (USSOCOM) and the executive branch of the U.S. Government due to higher volume on new and existing contracts. Additionally, net sales from acquired businesses were $32 million, or 3%.
Government Services operating income for the 2009 third quarter increased by 3% compared to the 2008 third quarter. Operating margin for the 2009 third quarter increased by 60 basis points. Operating margins increased by 130 basis points primarily due to an award fee for linguist services and favorable close-outs on completed contracts, and a decline in sales of lower margin linguist and SSES services. These increases were partially offset by lower volume for intelligence support services, which decreased operating margin by 50 basis points. Acquired businesses reduced operating margin by 20 basis points.
Year-to-Date: Government Services net sales for the 2009 year-to-date period decreased by 5% compared to the 2008 year-to-date period. Sales declined due to: (1) lower Iraq-related linguist services of $222 million, (2) timing of deliveries for engineering support services, and (3) lower volume for intelligence support services for the U.S. Army and U.S. Government agencies. These decreases were partially offset by increases for IT support services for USSOCOM and the executive branch of the U.S. Government due to higher volume on new and existing contracts and net sales from acquired businesses of $82 million, or 3%.

L-3 Announces Results for the 2009 Third Quarter	Page 5
Government Services operating income for the 2009 year-to-date period decreased by 9% compared to the 2008 year-to-date period. Operating margin for the 2009 year-to-date period decreased by 30 basis points. Lower margins on select contract renewals during the 2009 year-to-date period and higher profit margins on certain fixed price contracts in the 2008 year-to-date period reduced operating margin by 60 basis points. Acquired businesses also reduced operating margin by 10 basis points. These decreases were partially offset by a decline in sales of lower margin linguist services, which increased operating margin by 40 basis points.
AM&M

	Third Quarter Ended				Year-to-Date Ended
	Sept. 25,	Sept. 26,	Increase/		Sept. 25,	Sept. 26,	Increase/
($ in millions)	2009	2008	(decrease)		2009	2008	(decrease)
Net sales	$742.0	$633.7	$108.3		$2,100.8	$1,953.0	$147.8
Operating income	67.1	70.3	(3.2)		183.9	178.5	5.4
Operating margin	9.0%	11.1%	(210	)bpts	8.8%	9.1%	(30	)bpts
Third Quarter: AM&M net sales for the 2009 third quarter increased by 17% compared to the 2008 third quarter. The increase in sales is due to: (1) new contracts and higher demand from existing contracts for systems field support services for U.S. Army and U.S. Air Force rotary and fixed wing training aircraft and U.S. Special Operations Forces logistics support, and (2) higher sales for Joint Cargo Aircraft (JCA). These increases were partially offset by sales volume declines for contract field services (CFS) as fewer task orders were received because of more competitors on the current contract that began on October 1, 2008.
AM&M operating income for the 2009 third quarter decreased by 5% compared to the 2008 third quarter. Operating margin decreased by 210 basis points. The decrease is due to: (1) a change in sales mix, primarily higher sales volume for lower margin JCA and system field support services, which reduced operating margin by 130 basis points, and (2) lower sales volume and sales prices for CFS, which reduced operating margin by 30 basis points. In addition, the 2008 third quarter included approximately $3 million of income to adjust litigation accruals, which reduced operating margin by 50 basis points.
Year-to-Date: AM&M net sales for the 2009 year-to-date period increased by 8% compared to the 2008 year-to-date period. Higher sales for systems field support services and JCA were partially offset by sales declines for CFS.
AM&M operating income for the 2009 year-to-date period increased 3% compared to the 2008 year-to-date period. Operating margin decreased by 30 basis points. Sales volume declines for CFS reduced operating margin by 30 basis points and margins declined by 50 basis points primarily due to cost increases on international aircraft modernization contracts. In addition, the 2008 year-to-date period included $10 million of charges to adjust litigation accruals, which increased operating margin by 50 basis points.
Specialized Products

	Third Quarter Ended				Year-to-Date Ended
	Sept. 25,	Sept. 26,			Sept. 25,	Sept. 26,	Increase/
($ in millions)	2009	2008	Decrease		2009	2008	(decrease)
Net sales	$1,336.0	$1,365.1	$(29.1)		$3,996.9	$3,897.9	$99.0
Operating income	169.8	173.9	(4.1)		480.7	457.7	23.0
Product Line Divestiture Gain	—	—	—		—	(12.2)	12.2
Impairment Charge	—	—	—		—	27.5	(27.5)

Operating income, excluding Q2 2008 Items	$169.8	$173.9	$(4.1)		$480.7	$473.0	$7.7
Operating margin	12.7%	12.7%	—	bpts	12.0%	11.7%	30	bpts
Operating margin, excluding Q2 2008 Items	12.7%	12.7%	—	bpts	12.0%	12.1%	(10	)bpts
Third Quarter: Specialized Products net sales for the 2009 third quarter decreased by 2% compared to the 2008 third quarter reflecting lower sales volume primarily for: (1) naval power & control systems and aviation products as a result of reduced demand from commercial customers caused by the global economic recession, (2) training & simulation, precision engagement and displays due to the timing of certain deliveries and delays in receipt of expected orders, and (3) combat propulsion systems due to a reduction in DoD funding for the Bradley fighting vehicle. These decreases were partially offset by increases for: (1) microwave products primarily due to deliveries of mobile and ground based satellite communications systems and spare parts for the U.S. military and higher sales volume for tactical signal intelligence systems, and (2) Electro-Optic/Infrared (EO/IR) products primarily due to demand and deliveries on new and existing contracts.

L-3 Announces Results for the 2009 Third Quarter	Page 6
Specialized Products operating income for the 2009 third quarter decreased by 2% as compared to the 2008 third quarter. Operating margin remained the same as compared to the 2008 third quarter. Operating margin increased by 110 basis points primarily due to higher sales volume, favorable sales mix and improved contract performance for EO/IR products and improved contract performance for precision engagement. The 2008 third quarter also included a charge of $4 million to adjust certain litigation accruals, which increased operating margin by 30 basis points. These increases were offset by: (1) an increase in pension expense of $11 million, which reduced operating margin by 80 basis points, (2) lower sales volume for training and simulation due to timing of deliveries, which reduced operating margin by 50 basis points, and (3) acquired businesses, which decreased operating margin by 10 basis points.
Year-to-Date: Specialized Products net sales for the 2009 year-to-date period increased by 3% compared to the 2008 year-to-date period reflecting higher sales volume primarily for: (1) EO/IR products and microwave products driven by trends similar to the 2009 third quarter, (2) training & simulation primarily related to new and existing contracts, and (3) combat propulsion systems mostly from continued performance on existing contracts. The increase in net sales from acquired businesses, net of divestitures, was $64 million, or 2%, and pertains mostly to the Electro-Optical Systems (EOS) business acquired on April 21, 2008 and to Chesapeake Sciences Corporation acquired on January 30, 2009. These increases were partially offset by a decrease primarily for naval power & control systems and aviation products, displays and precision engagement products driven by trends similar to the 2009 third quarter.
Specialized Products operating income for the 2009 year-to-date period increased by 5% as compared to the 2008 year-to-date period. Operating margin of 12.0% for the 2009 year-to-date period increased by 30 basis points. Excluding the Product Line Divestiture Gain and non-cash Impairment Charge, operating margin for the 2009 year-to-date period of 12.0% decreased by 10 basis points compared to the 2008 year-to-date period. An increase in pension expense of $31 million reduced operating margin by 80 basis points and lower sales volume for aviation products reduced operating margin by 30 basis points. These decreases were partially offset by higher sales volume and favorable sales mix primarily for EO/IR products and improved contract performance for precision engagement, which increased operating margin by 80 basis points, and acquired businesses, which increased operating margin by 10 basis points. In addition, the 2008 year-to-date period included $6 million of charges to adjust litigation accruals, which increased operating margin by 10 basis points.

L-3 Announces Results for the 2009 Third Quarter	Page 7
Financial Guidance
Based on information known as of today, the company revised its consolidated and segment financial guidance for the year ending Dec. 31, 2009, and has provided its initial financial guidance for the year ending Dec. 31, 2010, as presented in the tables below. All financial guidance amounts are estimates subject to revisions in the future for matters discussed under the “Forward-Looking Statements” cautionary language on the next page, and the company undertakes no duty to update its guidance.

Consolidated 2009 Financial Guidance
($ in billions, except per share data)
		Prior
	Current	(July 23, 2009)

Net sales	$15.5 to $15.6	$15.5 to $15.7
Operating margin	10.5%	10.5%
Effective tax rate	33.9%	36.0%
Diluted EPS	$7.45 to $7.50	$7.25 to $7.35

Net cash from operating activities	$1.43	$1.43
Less: Capital expenditures, net of dispositions of property, plant and equipment	0.23	0.23

Free cash flow	$1.20	$1.20

The revision in the company’s 2009 diluted EPS financial guidance from the prior guidance provided on July 23, 2009, is primarily due to the impact of the items listed below.
•	A tax benefit of $0.22 for a net reversal of amounts previously accrued related to tax years for which the statute of limitations expired,
•	Charge of $0.05 related to the redemption of the company’s $750 million 7 5/8% senior subordinated notes initiated on October 2, 2009, and
•	Additional interest expense of $0.02 for the 2009 fourth quarter primarily related to interest expense on overlapping debt issues prior to the redemption of the $750 million 7 5/8% senior subordinated notes and repayment of the $650 million term loan.

Segment 2009 Financial Guidance
($ in billions)
	Current	Prior

Net Sales:
C3ISR	$2.9 to $3.0	$2.9 to $3.0
Government Services	$4.1 to $4.2	$4.2 to $4.3
AM&M	$2.7 to $2.8	$2.7 to $2.8
Specialized Products	$5.6 to $5.7	$5.6 to $5.7

Operating Margins:
C3ISR	11.0% to 11.2%	11.0% to 11.2%
Government Services	9.6% to 9.8%	9.6% to 9.8%
AM&M	8.7% to 8.9%	8.8% to 9.0%
Specialized Products	11.6% to 11.8%	11.4% to 11.6%
The 2009 financial guidance includes approximately $170 million of estimated sales growth for the full year from business acquisitions, net of divestitures.

L-3 Announces Results for the 2009 Third Quarter	Page 8

Consolidated 2010 Financial Guidance
($ in billions, except per share data)

Net sales	$15.7 to $15.9
Operating margin	10.7%
Effective tax rate	35.8%
Diluted EPS	$7.85 to $8.05

Net cash from operating activities	$1.50
Less: Capital expenditures, net of dispositions of property, plant and equipment	0.25

Free cash flow	$1.25

Segment 2010 Financial Guidance
($ in billions)

Net Sales:
C3ISR	$3.3 to $3.4
Government Services	$4.0 to $4.1
AM&M	$2.6 to $2.7
Specialized Products	$5.7 to $5.8

Operating Margins:
C3ISR	11.1% to 11.3%
Government Services	9.6% to 9.8%
AM&M	8.9% to 9.1%
Specialized Products	11.7% to 11.9%
The company’s 2010 financial guidance assumes the following:
•	Sales for the Special Operations Forces Support Activity (SOFSA) contract through Feb. 28, 2010, the end of the current contract’s performance period. If the SOFSA contract were retained for all of 2010, the additional 10 months could add approximately $400 million of sales to our 2010 sales guidance,
•	Pension expense essentially the same as 2009, which is expected to be approximately $169 million. The 2010 pension expense assumes a lower discount rate compared to 2009, offset by better than expected asset returns for 2009. The company will finalize these pension plan assumptions as of Dec. 31, 2009, and
•	An expectation that the U.S. Federal research and experimental (R&E) tax credit that expires on Dec. 31, 2009, will be extended for the year ended Dec. 31, 2010. The benefit of the R&E credit on the 2010 tax rate is approximately $0.14 per diluted share.

L-3 Announces Results for the 2009 Third Quarter	Page 9
Additional financial information regarding the 2009 third quarter results and the updated 2009 financial guidance and 2010 initial financial guidance is available on the company’s Web site at www.L-3com.com.
Conference Call
In conjunction with this release, L-3 will host a conference call today, Tuesday, October 27, 2009 at 11:00 a.m. EDT that will be simultaneously broadcast over the Internet. Michael T. Strianese, chairman, president and chief executive officer, Ralph G. D’Ambrosio, vice president and chief financial officer, and Karen C. Tripp, vice president of corporate communications, will host the call.
11:00 a.m. EDT
10:00 a.m. CDT
  9:00 a.m. MDT
  8:00 a.m. PDT
Listeners may access the conference call live over the Internet at the company’s Web site at:
http://www.L-3com.com
Please allow fifteen minutes prior to the call to visit our Web site to download and install any necessary audio software. The archived version of the call may be accessed at our Web site or by dialing (888) 286-8010 (passcode: 25485585), beginning approximately two hours after the call ends and will be available until the company’s next quarterly earnings release.
Headquartered in New York City, L-3 employs over 66,000 people worldwide and is a prime contractor in aircraft modernization and maintenance, C3ISR (Command, Control, Communications, Intelligence, Surveillance and Reconnaissance) systems and government services. L-3 is also a leading provider of high technology products, subsystems and systems. The company reported 2008 sales of $14.9 billion.
To learn more about L-3, please visit the company’s Web site at www.L-3com.com. L-3 uses its Web site as a channel of distribution of material company information. Financial and other material information regarding L-3 is routinely posted on the company’s Web site and is readily accessible.
Forward-Looking Statements
Certain of the matters discussed in this release, including information regarding the Company’s 2009 and 2010 financial outlook that are predictive in nature, that depend upon or refer to events or conditions or that include words such as ‘‘expects,’’ ‘‘anticipates,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘believes,’’ ‘‘estimates,’’ and similar expressions constitute forward-looking statements. Although we believe that these statements are based upon reasonable assumptions, including projections of total sales growth, sales growth from business acquisitions, organic sales growth, consolidated operating margins, total segment operating margins, interest expense, earnings, cash flow, research and development costs, working capital, capital expenditures and other projections, they are subject to several risks and uncertainties that are difficult to predict, and therefore, we can give no assurance that these statements will be achieved. Such statements will also be influenced by factors which include, among other things: our dependence on the defense industry and the business risks peculiar to that industry; our reliance on contracts with a limited number of agencies of, or contractors to, the U.S. Government and the possibility of termination of government contracts by unilateral government action or for failure to perform; the extensive legal and regulatory requirements surrounding our contracts with the U.S. or foreign governments and the results of any investigation of our contracts undertaken by the U.S. or foreign governments; our ability to retain our existing business and related contracts (revenue arrangements); our ability to successfully compete for and win new business and related contracts (revenue arrangements) and to win re-competitions of our existing contracts; our ability to identify and acquire additional businesses

L-3 Announces Results for the 2009 Third Quarter	Page 10
in the future with terms that are attractive to L-3 and to integrate acquired business operations; our ability to maintain and improve our consolidated operating margin and total segment operating margin in future periods; our ability to obtain future government contracts (revenue arrangements) on a timely basis; the availability of government funding or cost-cutting initiatives and changes in customer requirements for our products and services; our significant amount of debt and the restrictions contained in our debt agreements; our ability to continue to retain and train our existing employees and to recruit and hire new qualified and skilled employees as well as our ability to retain and hire employees with U.S. Government Security clearances; actual future interest rates, volatility and other assumptions used in the determination of pension benefits and equity based compensation, as well as the market performance of benefit plan assets; our collective bargaining agreements, our ability to successfully negotiate contracts with labor unions and our ability to favorably resolve labor disputes should they arise; the business, economic and political conditions in the markets in which we operate, including those for the commercial aviation, shipbuilding and communications market; global economic uncertainty; the DoD’s contractor support services in-sourcing initiative; our ability to perform contracts on schedule; events beyond our control such as acts of terrorism; our international operations; our extensive use of fixed-price type contracts as compared to cost-reimbursable type and time-and-material type contracts; the rapid change of technology and high level of competition in the defense industry and the commercial industries in which our businesses participate; our introduction of new products into commercial markets or our investments in civil and commercial products or companies; the outcome of litigation matters; results of audits by U.S. Government agencies; anticipated cost savings from business acquisitions not fully realized or realized within the expected time frame; Titan’s compliance with its plea agreement and consent to entry of judgment with the U.S. Government relating to the Foreign Corrupt Practices Act (FCPA), including Titan’s ability to maintain its export licenses as well as the outcome of other FCPA matters; ultimate resolution of contingent matters, claims and investigations relating to acquired businesses, and the impact on the final purchase price allocations; competitive pressure among companies in our industry; and the fair values of our assets, which can be impaired or reduced by other factors, some of which are discussed above.
For a discussion of other risks and uncertainties that could impair our results of operations or financial condition, see ‘‘Part I — Item 1A — Risk Factors’’ and Note 18 to our audited consolidated financial statements, included in our Annual Report on Form 10-K for the year ended Dec. 31, 2008 as well as any material updates to these factors in our future filings.
Our forward-looking statements are not guarantees of future performance and the actual results or developments may differ materially from the expectations expressed in the forward-looking statements. As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainties of estimates, forecasts and projections and may be better or worse than projected and such differences could be material. Given these uncertainties, you should not place any reliance on these forward-looking statements. These forward-looking statements also represent our estimates and assumptions only as of the date that they were made. We expressly disclaim a duty to provide updates to these forward-looking statements, and the estimates and assumptions associated with them, after the date of this release to reflect events or changes in circumstances or changes in expectations or the occurrence of anticipated events.
# # #
— Financial Tables Follow —

Table A
L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)

	Third Quarter Ended(a)		Year-to-Date Ended
	Sept. 25,	Sept. 26,	Sept. 25,	Sept. 26,
	2009	2008	2009	2008
Net sales	$3,842	$3,662	$11,407	$10,890

Cost of sales	3,424	3,262	10,196	9,747

Litigation Gain	—	—	—	126	(b)

Operating income	418	400	1,211	1,269	(c)

Interest and other income, net	3	7	12	22
Interest expense	68	72	203	214	(c)

Income before income taxes	353	335	1,020	1,077
Provision for income taxes	100	123	339	395

Net income	$253	$212	$681	$682
Less: Net income attributable to noncontrolling interests	3	2	7	8

Net income attributable to L-3	$250	$210	$674	$674	(c)
Less: Net income allocable to participating securities	2	3	6	6

Net income allocable to L-3’s common shareholders	$248	$207	$668	$668

Earnings per common share:

Basic	$2.13	$1.71	$5.70	$5.48

Diluted	$2.12	$1.70	$5.68	$5.42	(c)

Weighted average common shares outstanding:

Basic	116.4	121.0	117.1	121.8

Diluted	117.0	122.0	117.6	123.2

(a)	It is the company’s established practice to close its books for the quarters ending March, June and September on the Friday nearest to the end of the calendar quarter. The interim financial statements and tables of financial information included herein have been prepared and are labeled based on that convention. The Company closes its annual books on Dec. 31 regardless of what day it falls on.

(b)	Represents a litigation gain to reverse an accrued liability as a result of a June 27, 2008 decision by the U.S. Court of Appeals which vacated an adverse 2006 jury verdict.

(c)	Includes the Q2 2008 Items, which increased operating income by $110 million, reduced interest expense by $7 million and increased net income attributable to L-3 by $71 million, or $0.57 per diluted share.

Table B
L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED SELECT FINANCIAL DATA
(in millions)

	Third Quarter Ended		Year-to-Date Ended
	Sept. 25,	Sept. 26,	Sept. 25,	Sept. 26,
	2009	2008	2009	2008
Segment Operating Data

Net Sales:
C3ISR	$752.9	$621.0	$2,224.4	$1,790.0
Government Services	1,010.6	1,042.4	3,084.5	3,249.4
AM&M	742.0	633.7	2,100.8	1,953.0
Specialized Products	1,336.0	1,365.1	3,996.9	3,897.9

Total	$3,841.5	$3,662.2	$11,406.6	$10,890.3

Operating income:
C3ISR	$78.1	$55.8	$251.4	$184.7
Government Services	102.8	100.1	294.6	322.2
AM&M	67.1	70.3	183.9	178.5
Specialized Products	169.8	173.9	480.7	457.7	(d)

Total	$417.8	$400.1	$1,210.6	$1,143.1	(e)

Operating margin:
C3ISR	10.4%	9.0%	11.3%	10.3%
Government Services	10.2%	9.6%	9.6%	9.9%
AM&M	9.0%	11.1%	8.8%	9.1%
Specialized Products	12.7%	12.7%	12.0%	11.7	%(d)
Total	10.9%	10.9%	10.6%	10.5	%(e)

Depreciation and amortization:
C3ISR	$10.9	$10.4	$31.4	$30.1
Government Services	9.3	8.7	28.9	26.1
AM&M	5.4	6.3	15.4	18.6
Specialized Products	29.2	26.8	86.4	80.0

Total	$54.8	$52.2	$162.1	$154.8

Funded order data
C3ISR	$723	$722	$2,251	$2,053
Government Services	1,099	1,135	2,878	3,479
AM&M	438	567	1,836	2,099
Specialized Products	1,109	1,531	3,520	4,607

Total	$3,369	$3,955	$10,485	$12,238

	Sept. 25,	Dec. 31,
	2009	2008
Period end data
Funded backlog	$10,836	$11,572

(d)	Specialized Products operating income includes the Product Line Divestiture gain of $12 million and a non-cash Impairment Charge of $28 million, which reduced operating margin by 40 basis points for the 2008 year-to-date period.

(e)	Segment operating income and operating margin excludes the litigation gain of $126 million for the reversal of an accrued liability as a result of a June 27, 2008 decision by the U.S. Court of Appeals, which vacated an adverse 2006 jury verdict.

Table C
L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED PRELIMINARY CONDENSED CONSOLIDATED
BALANCE SHEETS
(in millions)

	Sept. 25, 2009	Dec. 31, 2008

ASSETS

Cash and cash equivalents	$1,191	$867
Billed receivables, net	1,270	1,226
Contracts in process	2,398	2,267
Inventories	258	259
Deferred income taxes	169	211
Other current assets	127	131

Total current assets	5,413	4,961

Property, plant and equipment, net	838	821
Goodwill	8,188	8,029
Identifiable intangible assets	390	417
Other assets	239	256

Total assets	$15,068	$14,484

LIABILITIES AND EQUITY

Current portion of long-term debt	$650	$—
Accounts payable, trade	593	602
Accrued employment costs	674	700
Accrued expenses	525	479
Advance payments and billings in excess of costs incurred	494	530
Income taxes	30	45
Other current liabilities	341	351

Total current liabilities	3,307	2,707

Pension and postretirement benefits	844	802
Deferred income taxes	179	127
Other liabilities	424	414
Long-term debt	3,860	4,493

Total liabilities	8,614	8,543

Shareholders’ equity	6,362	5,858
Noncontrolling interests	92	83

Total equity	6,454	5,941

Total liabilities and equity	$15,068	$14,484

Table D
L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED PRELIMINARY CONDENSED CONSOLIDATED
STATEMENTS OF CASH FLOWS
(in millions)

	Year-to-Date Ended
	Sept. 25, 2009	Sept. 26, 2008
Operating activities
Net income	$681	$682
Depreciation of property, plant and equipment	117	114
Amortization of intangibles and other assets	45	41
Deferred income tax provision	37	143
Stock-based employee compensation expense	53	48
Contributions to employee saving plans in common stock	110	108
Amortization of pension and postretirement benefit plans net loss	39	3
Amortization of bond discounts (included in interest expense)	17	15
Amortization of deferred debt issue costs (included in interest expense)	8	8
Impairment charge	—	28
Gain on sale of product line	—	(12)
Other non-cash items	(3)	(6)

Changes in operating assets and liabilities, excluding acquired amounts
Billed receivables, net	(18)	(2)
Contracts in process	(98)	(161)
Inventories	(3)	(32)
Accounts payable, trade	10	171
Accrued employment costs	(44)	(23)
Accrued expenses	1	30
Advance payments and billings in excess of costs incurred	(40)	71
Income taxes	32	(10)
Excess income tax benefits related to share-based payment arrangements	(3)	(10)
Other current liabilities	(15)	(143)
Pension and postretirement benefits	40	17
All other operating activities	12	(49)

Net cash from operating activities	978	1,031

Investing activities
Business acquisitions, net of cash acquired	(86)	(224)
Proceeds from sale of businesses	—	12
Capital expenditures	(128)	(139)
Disposition of property, plant and equipment	3	5
Other investing activities	—	(6)

Net cash used in investing activities	(211)	(352)

Financing activities
Common stock repurchased	(396)	(573)
Dividends paid	(124)	(111)
Proceeds from exercise of stock options	11	38
Proceeds from employee stock purchase plan	51	52
Excess income tax benefits related to share-based payment arrangements	3	10
Other financing activities	(9)	(11)

Net cash used in financing activities	(464)	(595)

Effect of foreign currency exchange rate changes on cash and cash equivalents	21	(7)
Net increase in cash and cash equivalents	324	77
Cash and cash equivalents, beginning of the period	867	780

Cash and cash equivalents, end of the period	$1,191	$857

Table E
L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED SUPPLEMENTAL FINANCIAL DATA
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE QUARTER ENDED SEPT. 26, 2008
(in millions, except per share data)

	As Previously	Adjustments For:			As Currently
	Reported	ASC 810(f)	ASC 260(g)	ASC 470(h)	Reported

Net sales	$3,662	$—	$—	$—	$3,662

Cost of sales	3,262	—	—	—	3,262

Operating income	400	—	—	—	400

Interest and other income, net	7	—	—	—	7

Interest expense	68	—	—	4	72

Minority interests in net income of consolidated subsidiaries	2	(2)	—	—	—

Income before income taxes	337	2		(4)	335

Provision for income taxes	125	—	—	(2)	123

Net income	$212	$2	$—	$(2)	$212
Less: Net income attributable to noncontrolling interests	—	2	—	—	2

Net income attributable to L-3	$212	$—	$—	$(2)	$210
Less: Net income allocable to participating securities	—	—	3	—	3

Net income allocable to L-3 common shareholders	$212	$—	$(3)	$(2)	$207

L-3 earnings per common share:
Basic	$1.75	$—	$(0.02)	$(0.02)	$1.71

Diluted	$1.73	$—	$(0.01)	$(0.02)	$1.70

L-3 weighted average common shares outstanding:

Basic	121.0	—	—	—	121.0

Diluted	122.6	—	(0.6)	—	122.0

(f)	In accordance with the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 810, Consolidation (ASC 810) (originally issued as FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements), the company retrospectively applied the presentation requirements by: (1) reclassifying noncontrolling interests (minority interests) to shareholders’ equity and (2) including income attributable to noncontrolling interests in net income.

(g)	In accordance with FASB ASC Topic 260, Earnings Per Share (ASC 260) (originally issued as FASB Staff Position (FSP) Emerging Issues Task Force 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities), the company is including the impact of restricted stock and restricted stock units that are entitled to receive non-forfeitable dividends (Participating Securities) when calculating both basic and diluted earnings per share attributable to L-3.

(h)	In accordance with FASB ASC Topic 470, Debt, (ASC 470) (originally issued as FSP Accounting Pronouncement Bulletin 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)), the company is separately accounting for the liability and equity (conversion option) components of the 3% Convertible Contingent Debt Securities (CODES) in a manner that reflects the company’s non-convertible debt borrowing rate when interest expense is recognized. Previously, the CODES were recorded at maturity value. FSP APB 14-1 does not apply to the company’s other outstanding debt instruments because they are not convertible debt instruments within the scope of FSP APB 14-1.

Table F
L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED SUPPLEMENTAL FINANCIAL DATA
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR-TO-DATE ENDED SEPT. 26, 2008
(in millions, except per share data)

	As Previously	Adjustments For:			As Currently
	Reported	ASC 810	ASC 260	ASC 470	Reported

Net sales	$10,890	$—	$—	$—	$10,890

Cost of sales	9,747	—	—	—	9,747

Litigation Gain	126	—	—	—	126

Operating income	1,269	—	—	—	1,269

Interest and other income, net	22	—	—	—	22

Interest expense	200	—	—	14	214

Minority interests in net income of consolidated subsidiaries	8	(8)	—	—	—

Income before income taxes	1,083	8		(14)	1,077

Provision for income taxes	401	—	—	(6)	395

Net income	$682	$8	$—	$(8)	$682
Less: Net income attributable to noncontrolling interests	—	8	—	—	8

Net income attributable to L-3	$682	$—	$—	$(8)	$674
Less: Net income allocable to participating securities	—	—	6	—	6

Net income allocable to L-3 common shareholders	$682	$—	$(6)	$(8)	$668

L-3 earnings per common share:

Basic	$5.60	$—	$(0.05)	$(0.07)	$5.48

Diluted	$5.51	$—	$(0.02)	$(0.07)	$5.42

L-3 weighted average common shares outstanding:

Basic	121.8	—	—	—	121.8

Diluted	123.7	—	(0.5)	—	123.2